As filed with the Securities and Exchange Commission on September 14, 2007
Registration No. 333-142045

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

PRE-EFFECTIVE AMENDMENT No. 6 TO FORM SB-2 REGISTRATION STATEMENT ON

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

UNIFY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7372	94-2710599
(State or other jurisdiction of	(SIC Code)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_____________

TODD E. WILLE
President and Chief Executive Officer
UNIFY CORPORATION
2101 Arena Blvd., Suite 100
Sacramento, California 95834
(916) 928-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KEVIN A. COYLE, ESQ.
DLA Piper US LLP
400 Capitol Mall, Suite 2400
Sacramento, CA 95814-4428
(916) 930-3240
_____________

     Approximate date of commencement of proposed sale to the public: From time to time as described in the Prospectus after the effective date of this Registration Statement.

_____________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

_____________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

      This Amendment to Registration Statement on Form S-1 (Registration file no. 333-142045) is being filed solely to file an updated legal opinion Exhibit with respect to the shares being offered hereby.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid
by the
Registrant
SEC registration fees	$158
State registration fees	$3,000
Accounting fees and expenses	$32,500
Legal fees and expenses	$27,500
Transfer Agent and registrar fee	-
Miscellaneous expenses	$500

Total	$58,658

Item 14. Indemnification of Directors and Officers

      Our Certificate of Incorporation eliminates a director’s personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper benefit.

      Our Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by law any person, testator or intestate made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company.

      Furthermore, the Certificate of Incorporation provides that neither any amendment nor repeal of the provisions providing for indemnification or elimination of personal liability under the Certificate of Incorporation nor the adoption of any provision inconsistent with such provisions shall eliminate or reduce the effect of the right of indemnification or elimination of personal liability provided under the Certificate of Incorporation in respect of any matter occurring, or any cause of action, suit or claim accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

      Our Bylaws provide that the Company, to the maximum extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (as that Section may be amended and supplemented from time to time), indemnify any director, officer or trustee which it shall have power to indemnify under Section 145 against any expenses, liabilities or other matters referred to in or covered by that Section. The Bylaws further provide that such indemnification: (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; (ii) shall continue as to a person who has ceased to be a director, officer or trustee; and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. Pursuant to the Bylaws the Company’s obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

      Additionally, the Certificate of Incorporation and the Bylaws, respectively, also provide that the Company shall pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in the Certificate of Incorporation or the relevant section of the General Corporation Law of the State of Delaware, respectively.

      See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

      Since April 1, 2004, the Company has issued and sold the following unregistered securities:

     On April 23, 2004, the Company entered into a purchase agreement (the “SSF Purchase Agreement”) with Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P., referred to collectively as the “SSF Entities.” The transaction contemplated by the SSF Purchase Agreement is referred to as the “2004 SSF Financing.” Under the SSF Purchase Agreement, the Company issued and sold an aggregate of 1,126,780 shares of common stock at a per share purchase price of $3.55 per share and warrants to purchase an aggregate of 450,712 shares of our common stock exercisable at $4.50 per share. The shares of common stock and warrants were issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. On February 2, 2005, the number of shares purchasable on exercise of the warrants was adjusted to 454,543 and the exercise price was adjusted to $4.45 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of shares in an acquisition. On November 20, 2006, the number of shares purchasable on exercise of the warrants was adjusted to 487,387 and the exercise price was adjusted to $4.15 per share after application of the anti-dilution provisions of the warrants in connection with the issuance of warrant shares and the shares issuable upon the conversion of certain notes from the financing for an acquisition. The Company has also entered into a registration rights agreement dated April 23, 2004, under which the Company has agreed to register for resale by the SSF Entities the shares of common stock issued and issuable upon exercise of the warrants issued in the 2004 SSF Financing, with such number of shares subject to adjustments.

     On February 2, 2005, we entered into an agreement with Daniel and Carrie Romine (the "Sellers") pursuant to which Unify acquired all of the issued and outstanding equity securities of Acuitrek. Under the terms of the agreement, Unify made an initial payment to the stockholders of $455,000 (which included 104,166 shares of Common Stock), and over the next three years has agreed to make retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division). Unify has agreed to register the shares issuable under the Agreement pursuant to a registration rights agreement with the Sellers. The stocks issued and issuable to the Sellers are being issued pursuant to the exemption provided by Section 4(2) of the Securities Act as transactions not involving a public offering. Shares issuable in the future to the Sellers are based on the market value of Unify common stock at the time of issuance.

     On November 20, 2006, the Company entered into various agreements with ComVest and SSF to provide debt financing for the Gupta acquisition consisting of convertible term loans totaling $5.35 million and a revolving credit facility of up to $2.5 million. The term loans have an interest rate of 11.25% and have terms of 48 to 60 months. The revolver has an interest rate of prime plus 2.25% and has a maturity date of October 31, 2010. The agreements provide for ComVest to have a security interest in substantially all of the Company’s assets. As part of the financing, ComVest received 402,000 warrants and SSF received 268,000 warrants. The warrants are for the purchase of common stock at prices from $1.35 to $1.90 per share. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act as transactions not involving a public offering. The Company entered into a registration rights agreement on November 20, 2006, pursuant to which the Company agreed to file registration statements sufficient to register the resale of the shares of common stock which will be issued upon the exercise of the warrants or the conversion of the convertible term notes of ComVest and SSF.

     On various dates during the three year period ended June 30, 2007, the Company granted options to purchase an aggregate of 118,000 shares of Common Stock with an exercise price equal to fair market value on the date of grant. There were no underwriters for the transactions. 80,000 shares were issued upon employment of two current executive officers, 25,000 shares upon employment of a former executive officer, and 13,000 shares to existing executive officers. The options were not issued for cash, so there was no offering price and no underwriting discounts or commissions. The options were four year options with monthly vesting and therefore are partially vested. None of the options have been exercised. The Company claims that the grant of these options were exempt from the registration requirement of Section 5 of the Securities Act pursuant to the exemption of Section 4(2) of the Securities Act as transactions not involving a public offering.

Item 16. Exhibits

      The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page II-6 hereof.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee “table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	For the purpose of determining any liability under the Securities Act:

(i) The information if any omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, other than prospectuses filed in reliance on Ruler 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sacramento, State of California, on September 14, 2007.

UNIFY CORPORATION

By:	/s/ Todd E. Wille
Todd E. Wille
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signature		Title	Date

/s/ Todd E. Wille		President, Chief Executive Officer and	September 14, 2007
Todd E. Wille		Director (Principal Executive Officer)

/s/ Steven D. Bonham		Chief Financial Officer	September 14, 2007
Steven D. Bonham		(Principal Financial and Accounting Officer)

*		Director	September 14, 2007
Tery R. Larrew

*		Director	September 14, 2007
Robert J. Majteles

*		Director	September 14, 2007
Steven D. Whiteman

*		Director	September 14, 2007
Richard M. Brooks

* By	/s/ Todd E. Wille
Todd E. Wille
Attorney-in-fact

INDEX TO EXHIBITS The following exhibits are filed with this Registration Statement:
Exhibit No.		Description
2.1		Purchase and Exchange Agreement between Halo Technology Holdings, Inc and Unify, dated September 13, 2006 as amended by Amendment No. 1 dated November 20, 2006 (10) (11)

3.1		Restated Certificate of Incorporation of the Company as amended (1) (12)

3.2		Bylaws of the Registrant (1)

4.1		Form of Stock Certificate (1)

4.2		Revolving Credit and Term Note Agreement by and between ComVest and Unify, dated November 20, 2006 (11)

4.3		Convertible Term Note – Tranche 1 (12)

4.4		Convertible Term Note – Tranche 2 (12)

4.5		Convertible Term Note – Tranche 3 (12)

4.6		Registration Rights Agreement dated November 20, 2006 (11)

4.7		Form of 2006 Warrants (12)

4.8		Acuitrek Inc. Stock Purchase Agreement dated February 2, 2005 as amended by Amendment No. 1 dated November 20, 2006 (7) (11)

4.9		Acuitrek Inc. Registration Rights Agreement dated February 2, 2005 (7)

4.10		Special Situations Stock Purchase Agreement dated April 23, 2004 (6)

4.11		Special Situations Registration Rights Agreement dated April 23, 2004 (6)

4.12		Form of 2004 Warrant (12)

5.1		Opinion of DLA Piper US LLP

10.1	*	1991 Stock Option Plan, as amended (1)

10.2	*	2001 Stock Option Plan (4)

10.3	*	Employment Agreement by and between Todd Wille and the Registrant dated December 29, 2000 (3)

10.4		Form of Indemnification Agreement (1)

10.5		Office Building Lease for Sacramento Facility, Dated December 17, 1999, as Amended (2)

10.6		Fourth Amendment Effective January 1, 2002 to Office Building Lease Dated December 17, 1999 (6)

10.7		Fifth Amendment to Lease and Termination of Stock Pledge Agreement dated September 18, 2003 (6)

10.8		Silicon Valley Bank Loan and Security Agreement dated June 6, 2003(5), as amended by Silicon Valley Bank Amendment to Loan Documents dated June 3, 2004, June 5, 2005 (8) and May 24, 2006 (9) and Amended Schedule to Loan and Security Agreement dated June 3, 2004(6) and June 5, 2005 (8)

21.1		Subsidiaries of the Registrant (previously filed)

23.1		Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

____________________

(1)	Incorporated by reference to the exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-3834) declared effective by the Securities and Exchange Commission on June 14, 1996.

(2)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on December 22, 2000.

(3)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 30, 2001.

(4)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-Q on March 14, 2002.

(5)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 17, 2003.

(6)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 21, 2004.

(7)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on February 2, 2005.

(8)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 28, 2005.

(9)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 31, 2006.

(10)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on September 20, 2006.

(11)	Incorporated by reference to the exhibit filed with Registrant’s Form 8-K on November 29, 2006.

(12)	Incorporated by reference to the exhibit filed with Registrant’s Form 10-K on July 20, 2007.

*	Exhibit pertains to a management contract or compensatory plan or arrangement.

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